EXHIBIT 99.1

Whitestone REIT Announces Payment of September Dividend

HOUSTON, Aug. 30, 2010 (GLOBE NEWSWIRE) -- Whitestone REIT (NYSE Amex:WSR), a real estate investment trust that acquires, owns and operates Community Centered PropertiesTM, today confirmed the payment date and amount of its September dividend. Whitestone REIT's ("Whitestone") Board of Trustees declares quarterly distributions to holders of its common shares and operating partnership ("OP") units, which are payable monthly. On September 7th , Whitestone will pay $0.095 per share or unit to Class A common shareholders and OP unitholders of record as of September 2, 2010. The Company will also pay on September 7th $0.096 per share to Class B common shareholders of record as of September 2, 2010, which represents a pro rata distribution, covering the partial month commencing on the closing date of the offering (August 31, 2010) and for the month ended September 30, 2010.

On August 24, 2010, Whitestone REIT effected a 1-for-3 reverse split of its Class A common shares and OP units. The September dividend rate of $0.095 per share and unit is on a post-split basis, and is the same as the July and August pre-split monthly dividend rate.

Whitestone's Class B common shares began trading on August 26, 2010 on NYSE-Amex under the ticker symbol "WSR." The closing of the sale of Class B common stock is expected to occur on August 31, 2010.

On a go-forward basis, the monthly dividend rate per share or unit will be the same for Class A common shares, Class B common shares and OP units.

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that owns, operates and re-develops Community Centered PropertiesTM, which are visibly located properties in established or developing culturally diverse neighborhoods.  Whitestone focuses on value-creation in its properties, as it markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods.  Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

The Whitestone REIT logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7293

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Vice President Marketing &
           Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com